                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           EAGLE USA AIRFREIGHT, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                       [EAGLE USA AIRFREIGHT, INC. LOGO]

January 13, 1999

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Eagle USA Airfreight, Inc. (the "Company") to be held at 10:00 a.m. on Monday, February 22, 1999, at the Corporate Headquarters of Eagle USA Airfreight, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032.

     At the meeting, you will be asked to consider and vote upon (1) the election of six directors; (2) the approval of the appointment of the Company's independent public accountants; and (3) such other business as may properly come before the meeting or any adjournment thereof.

     We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

     A copy of the Company's 1998 Annual Report to Shareholders is also enclosed.

                                            Sincerely,

                                            LOGO

                                            James R. Crane
                                            Chairman of the Board
                                            and President

                           EAGLE USA AIRFREIGHT, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 22, 1999

To The Shareholders of
Eagle USA Airfreight, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Eagle USA Airfreight, Inc. (the "Company") will be held at the Corporate Headquarters of Eagle USA Airfreight, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Monday, February 22, 1999, at 10:00 a.m. for the following purposes:

     (1) to elect six members to the Board of Directors for the ensuing year;

     (2) to approve the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending September 30, 1999; and

     (3) to transact such other business as may properly come before the meeting.

     The Company has fixed the close of business on December 30, 1998, as the record date for determining shareholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                            By Order of the Board of Directors

                                            LOGO

                                           Douglas A. Seckel
                                            Secretary

January 13, 1999
15350 Vickery Drive
Houston, TX 77032

                           EAGLE USA AIRFREIGHT, INC.
                              15350 VICKERY DRIVE
                              HOUSTON, TEXAS 77032

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Eagle USA Airfreight, Inc., a Texas corporation (the "Company"), to be voted at the 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Corporate Headquarters of Eagle USA Air Freight, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive, Houston, Texas 77032, on Monday, February 22, 1999, at 10:00 a.m., and any and all adjournments thereof.

     This statement and the accompanying form of proxy are first being mailed to shareholders on or about the week of January 11, 1999. In addition to the solicitation of proxies by mail, regular officers and employees of the Company may, without additional compensation, solicit the return of proxies by mail, telephone, telegram or personal contact. The Company will pay the cost of soliciting proxies in the accompanying form. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

VOTING SECURITIES

     Shareholders of record as of December 30, 1998, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting and at any adjournments thereof. On that date, the issued and outstanding capital stock of the Company consisted of 18,732,211 shares of Common Stock, par value $0.001 per share (the "Common Stock"), each of which shares is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is not allowed. No other voting class of stock is outstanding. The holders of a majority of the shares entitled to vote, at the Annual Meeting represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

     All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) for the election as a director of each nominee listed herein; (2) for the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ended September 30, 1999; and (3) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice to the Secretary of the Company or by delivering a properly executed proxy bearing a later date. A shareholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and that vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

     Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and therefore will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect. Shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on a particular matter for which the broker has no discretionary power, and thus will be disregarded in the calculation of "votes cast" with respect to that matter (even though those shares may be considered as entitled to vote or be voted on other matters). Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed as election inspectors for the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The table below sets forth information concerning (i) the only persons known by the Company, based on statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of November 30, 1998 and (ii) the shares of Common Stock beneficially owned, as of November 30, 1998, by each director, the Chief Executive Officer and the three other executive officers who were serving at the end of the Company's last fiscal year and by all executive officers and directors collectively. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                                                       PERCENT
                                                              AMOUNT AND NATURE OF   OF STOCK(2)
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIAL OWNERSHIP    (ROUNDED)
---------------------------------------                       --------------------   -----------
Directors and Executive Officers:
  James R. Crane............................................       8,272,378            43.9%
  Douglas Seckel............................................         100,976              --
  Ronald E. Talley(3).......................................          39,497              --
  John C. McVaney(4)........................................          13,800              --
  William P. O'Connell(5)...................................          17,500              --
  Neil E. Kelley(6).........................................          35,000              --
  Frank J. Hevrdejs(6)......................................          56,500              --
  Norwood W. Knight-Richardson(7)...........................              --              --
Executive Officers and Directors as a Group (8 persons).....       8,535,651(8)         45.3%
T. Rowe Price Associates, Inc.(9)...........................       1,085,600             5.8%

---------------

(1) The business address of each director and executive officer is c/o Eagle USA Airfreight, Inc., 15350 Vickery Drive, Houston, Texas 77032.

(2) The table includes shares of Common Stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days. The percent of the class owned by each person has been computed assuming the exercise of all options, warrants and convertible securities deemed to be beneficially owned by that person, and assuming that no options, warrants or convertible securities held by any other person have been exercised.

(3) Includes 33,497 shares issuable upon the exercise of stock options within 60 days of November 30, 1998.

(4) Mr. McVaney was appointed Executive Vice President of the Company in January 1998. His share ownership includes 13,800 shares issuable upon the exercise of stock options within 60 days of November 30, 1998.

(5) Includes 17,500 shares issuable upon the exercise of stock options within 60 days of November 30, 1998.

(6) Includes 25,000 shares issuable upon the exercise of stock options within 60 days of November 30, 1998. Includes 1,500 shares owned by Mr. Hevrdejs' wife as to which he declines beneficial ownership.

(7) Dr. Knight-Richardson was appointed to the Board of Directors in May 1998.

(8) Includes 114,797 shares issuable upon the exercise of stock options within 60 days of November 30, 1998.

(9) Based on a filing made with the SEC reflecting ownership of Common Stock as of September 30, 1998. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 1999 Annual Meeting of Shareholders and until their successors have been duly elected and qualified: Mr. James R. Crane; Mr. Douglas A. Seckel; Mr. William P. O'Connell; Mr. Neil E. Kelley; Mr. Frank
J. Hevrdejs and Dr. Norwood W. Knight-Richardson. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of each nominee for director.

NOMINEES

     The following sets forth information concerning the six nominees for election as directors at the Annual Meeting, including information as to each nominee's age as of November 30, 1998, position with the Company and business experience during the past five years.

     JAMES R. CRANE, age 44, has served as President and a director of the Company since he founded the Company in March 1984. Prior to the organization of the Company, Mr. Crane had been employed by other air freight forwarders. Mr. Crane has a total of 16 years' experience in the transportation industry.

     DOUGLAS A. SECKEL, age 47, has served as Chief Financial Officer of the Company since April 1989, has served as Secretary and Treasurer of the Company since May 1991 and has served as a director of the Company since May 1995. From 1984 through 1989, he served as finance director for the City of Bellaire, Texas. Mr. Seckel and Mr. Crane are first cousins.

     WILLIAM P. O'CONNELL, age 59, has served as a director of the Company since May 1995. Mr. O'Connell has served as the President and Chief Executive Officer of AIM, Inc., a materials handling systems and equipment company, since 1988.

     NEIL E. KELLEY, age 39, has served as a director of the Company since September 1995. Mr. Kelley is the Vice Chairman and a senior partner of the Vitol Group of Companies, an international oil supply, trading and refining company, where he has served as an Executive Director since 1990. In addition, Mr. Kelley is Chairman of Vitol Gas & Electric and North Atlantic Refining Limited, subsidiary companies of the Vitol Group. Mr. Kelley is also an outside director of Quantum Energy Technologies, an energy technology development company based in Cambridge, Massachusetts.

     FRANK J. HEVRDEJS, age 53, has served as a director of the Company since December 1995. Mr. Hevrdejs is a Co-founder and a principal of The Sterling Group, Inc., a private financial organization engaged in the acquisition and ownership of operating businesses since 1982. He has served as President of The Sterling Group from 1982 to 1989 and from 1994 to the present. Since 1989, he has served as Chairman of First Sterling Ventures Corp. Mr. Hevrdejs also serves as a director for Mail-Well Holdings, Inc., Sterling Chemical Holdings, Inc. and Purina Mills, Inc.

     NORWOOD W. KNIGHT-RICHARDSON, age 51, has served as a director of the Company since May 1998. Dr. Knight-Richardson has served as the Medical Director of and a practicing physician for CareMark Behavioral Health Services, a private behavioral health services company, since August 1998. He has served as the President and Chief Medical Officer of Continuum Healthcare Services, Inc. from December 1997 to August 1998 and the Practicing Physician and Director of University Behavioral Health Services from 1996 to December 1997. Dr. Knight-Richardson was the Founder, President and Chief Executive Officer of the Richardson Clinics from 1992 to 1996. Prior to such time, Dr. Knight-Richardson held several positions including that of Vice President in the International Division of Bank of America. Dr. Knight-Richardson has also held faculty positions at several medical schools and is currently clinical associate professor at Baylor College of Medicine in Houston, Texas.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     Directors not employed by the Company or any of its subsidiaries ("Outside Directors") receive an annual retainer of $10,000. For Dr. Knight-Richardson, who was not a director for the full fiscal year, this amount was pro rated to $7,500. Directors who are also employees of the Company receive no payment for serving as directors. All directors are reimbursed for travel and lodging expenses of attending meetings. Under the Company's Nonemployee Director Stock Option Plan (the "Nonemployee Stock Option Plan"), each current Outside Director has been granted options to purchase 20,000 (as adjusted for the two-for-one stock split, effective August 1, 1996) shares of Common Stock. Thereafter, each additional Outside Director will be automatically granted nonqualified options to purchase 20,000 shares of Common Stock, generally on the date that person first becomes an Outside Director of the Company. In addition, each Outside Director serving on the day after the date of the annual meeting of shareholders will automatically be granted options to purchase an additional 5,000 shares of Common Stock, subject to the availability for issuance of those shares under the Nonemployee Director Plan. Options under this plan become exercisable on the day before the annual meeting of shareholders following the date of grant. During the fiscal year ended September 30, 1998, options to purchase 5,000 shares were granted to each of Messrs. O'Connell, Kelley and Hevrdejs at an exercise price per share of $28.19. During the fiscal year ended September 30, 1998, options to purchase 20,000 shares were granted to Dr. Knight-Richardson at an exercise price per share of $33.97.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held four meetings during the fiscal year ended September 30, 1998, and transacted business on seven occasions during the fiscal year by unanimous written consent.

     The Board of Directors has an Audit Committee which consisted of Messrs. O'Connell, Kelley and Hevrdejs. The function of the Audit Committee is to meet with the internal financial staff of the Company and the independent public accountants engaged by the Company to review (i) the scope and findings of the annual audit, (ii) quarterly financial statements, (iii) accounting policies and procedures and the Company's financial reporting and (iv) the internal controls employed by the Company. The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and reviews the fees charged for audits and for any nonaudit engagements. The Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee did not meet during fiscal 1998 but did meet in November 1998 to discuss certain of these matters.

     The Board of Directors has a Compensation Committee which consists of Messrs. O'Connell, Kelley and Hevrdejs whose function is to consider and act upon management's recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option plans. The Compensation Committee transacted business on two occasions by unanimous written consent during fiscal 1998.

     The Board of Directors has a Nominating Committee which consists of Messrs. Kelley, Hevrdejs and Crane. The Nominating Committee did not meet during fiscal 1998. The functions performed by the Nominating Committee are to make non-binding recommendations with respect to the nomination of directors to serve on the board of Directors of the Company for the Board's final determination and approval, and any other duties that may be assigned by the Board from time to time. Shareholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Bylaws that are described more fully under "Shareholder Proposals for Next Annual Meeting."

     During the fiscal year ended September 30, 1998, each director, other than Mr. Hevrdejs, attended at least 75% of the aggregate of the total number of Board of Directors' meetings and of meetings of committees of the Board of Directors on which he served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires that the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on its review of the copies of such forms received by the Company and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended September 30, 1998, all reports required by
Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that Neil E. Kelley filed two late Form 4's reporting a total of five transactions.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and its other three executive officers with annual salary and bonus in excess of $100,000 (collectively, the "Named Executives"), as well as the total compensation paid to each Named Executive for the Company's fiscal years ended September 30, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION       ALL OTHER
                                               ANNUAL COMPENSATION                 AWARDS      COMPENSATION($)(2)
                                    -----------------------------------------   ------------   ------------------
NAME AND                   FISCAL                             OTHER ANNUAL         STOCK
PRINCIPAL POSITION          YEAR    SALARY($)   BONUS($)   COMPENSATION($)(1)    OPTIONS(#)
------------------         ------   ---------   --------   ------------------   ------------
James R. Crane              1998    $521,066    $235,518              --               --           $ 9,459
  President, Chief          1997    $521,066    $407,976              --               --           $16,494
  Executive                 1996    $521,066    $240,490              --               --           $14,042
  Officer Chairman of
  Board of Directors

Douglas A. Seckel           1998    $125,000    $ 67,915              --           50,000           $ 7,500
  Chief Financial           1997    $125,000    $113,106              --               --           $ 7,500
  Officer, Secretary        1996    $121,538    $ 73,061              --               --           $ 7,500
  and Treasurer

Ronald E. Talley            1998    $182,000    $128,978              --           50,000           $ 7,500
  Chief Operating
  Officer(3)

John C. McVaney             1998    $182,000    $ 94,736              --           60,000           $ 7,500
  Executive Vice
  President(3)

---------------

(1) For the fiscal years 1996, 1997, and 1998, the Named Executives did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each Named Executive during each of those fiscal years did not exceed the lesser of $50,000 or 10% or total salary and bonus reported for that Named Executive.

(2) For the fiscal year 1996, all other compensation consists of premiums of $4,490 paid by the Company under a life insurance policy and premiums of $2,052 under a disability insurance policy for Mr. Crane and contributions of $7,500 by the Company under its 401(k) Profit Sharing Plan for each Named Executive. For the fiscal year 1997, all other compensation consists of premiums of $6,610 paid by the Company under a life insurance policy and premiums of $2,384 under a disability insurance policy for Mr. Crane and contributions of $7,500 by the Company under its 401(k) Profit Sharing Plan for each Named Executive. For the fiscal year 1998, all other compensation consists of premiums of $1,959 paid by the Company under a disability insurance policy for Mr. Crane and contributions of $7,500 by the Company under its 401(k) Profit Sharing Plan for each Named Executive.

(3) Messrs. Talley and McVaney were named executive officers in fiscal 1998. Information for prior years is omitted.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning Options/SARs granted during 1998 to the named executives:

                                       INDIVIDUAL
                                         GRANTS
                                      ------------                               POTENTIAL REALIZABLE
                        NUMBER OF      % OF TOTAL                                  VALUE AT ASSUMED
                        SECURITIES    OPTIONS/SARS                               ANNUAL RATES OF STOCK
                        UNDERLYING     GRANTED TO                                PRICE APPRECIATION OF
                       OPTIONS/SARS    EMPLOYEES     EXERCISE OR                    OPTION TERM(2)
                         GRANTED       IN FISCAL      BASE PRICE    EXPIRATION   ---------------------
NAME                       (#)            YEAR       ($/SHARE)(1)      DATE       5%($)       10%($)
----                   ------------   ------------   ------------   ----------   --------   ----------
James R. Crane.......         --           --               --             --          --           --
Douglas A. Seckel....     50,000          2.8%          $29.13        3/31/05    $460,924   $1,198,877
Ronald E. Talley.....     50,000          2.8%          $29.13        3/31/05    $460,924   $1,198,877
John C. McVaney......     10,000          0.6%          $25.38       12/30/04    $103,302   $  240,737
John C. McVaney......     50,000          2.8%          $29.13        3/31/05    $460,924   $1,198,877

---------------

(1) The exercise price of the options granted is equal to the market value of the Company's Common Stock on the date of grant.

(2) Potential realizable value of each grant assumes that the market prices of the underlying security appreciates at annualized rates of 5% and 10% over the term of the award. Actual gains, if any, on stock option exercises are dependent on the future performance of Common Stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options and the unexercised options to purchase the Common Stock held by the Named Executives at September 30, 1998:

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY
                            SHARES                         OPTIONS AT                    OPTIONS AT
                           ACQUIRED      VALUE           FISCAL YEAR-END           FISCAL YEAR-END ($)(2)
                              ON        REALIZED   ---------------------------   ---------------------------
NAME                      EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   --------   -----------   -------------   -----------   -------------
James R. Crane..........        --            --         --                 --          --             --
Douglas A. Seckel.......        --            --         --             50,000          --             --
Ronald E. Talley........    26,498      $882,715     30,497             89,497    $337,837       $337,837
John C. McVaney.........        --            --     11,800             95,400          --             --

---------------

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date of exercise, multiplied by the number of shares underlying the options exercised.

(2) Value of unexercised in-the-money options is calculated based upon the difference between the option price and the closing market price of the Company's Common Stock at fiscal year-end, multiplied by the number of shares underlying the options. The closing market price of the Company's Common Stock, as reported on the NASDAQ Stock Market on September 30, 1998, was $14.00.

CERTAIN TRANSACTIONS

     On January 30, 1998, the Company completed an underwritten secondary public offering of 2,012,500 shares of its Common Stock at a purchase to the public of $27.75 per share. The Company sold 262,500 of these shares and the net proceeds received by the Company after deducting underwriting discounts and commissions and offering expenses were $6.6 million and will be used for general corporate purposes. The

Company did not receive any of the proceeds from the sale of 1,750,000 of these shares sold by James R. Crane, the Company's Chairman of the Board of Directors, President and Chief Executive Officer. The Company paid for the expenses of this offering (other than underwriting discounts and commissions) pursuant to a Shareholders' Agreement dated as of October 1, 1994, which among other things grants to Mr. Crane three demand registrations and two additional demand registrations on SEC Form S-3 as well as certain "piggy-back" registration rights, each of which is at the expense of the Company.

     James R. Crane, the Company's Chairman of the Board, owns 50% of an entity that leases an aircraft to the Company. From time to time, employees of the Company utilize the passenger aircraft owned by that entity in connection with travel associated with the Company's business, for which the Company makes payments to that entity. Those payments were approximately $424,000 during the fiscal year ended September 30, 1998. During the current fiscal year, the Company has entered into similar arrangements with an entity that is owned 100% by Mr. Crane.

     The Company has entered into a tax indemnification agreement with Messrs. Crane, Seckel and two former officers and directors which provides for, among other things, the indemnification of those shareholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from the Company's operations during the period it was an S Corporation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

     The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short- and long-term strategic Company goals. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

     There are three basic components to the Company's performance-based compensation system: base pay; annual incentive bonus; and long-term equity-based incentive compensation. Each component is addressed in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, the Company analyzes data that includes information regarding the general freight forwarding industry as well as other transportation companies. A comparison of the Company's financial performance with that of the companies and indices shown in the Performance Graph is only one of the many factors considered by the Committee to determine executive compensation.

     Actual individual awards and changes in remuneration to the individual executives are determined by the Committee. The Chief Executive Officer works with the Committee in the design of the plans and makes recommendations to the Committee regarding the salaries and bonuses of Company employees that report directly to him. Grants or awards of stock, including stock options, are individually determined and administered by the Committee.

     Following the completion of the Company's initial public offering, the Compensation Committee in fiscal 1996 restructured the compensation arrangements with the Company's executive officers by adjusting the base salary for each executive officer to a level generally comparable to that of other companies in the freight industry and implementing the Five-Year Executive Incentive Plan pursuant to which each executive officer is eligible to receive an annual cash bonus as described in more detail below. In fiscal 1998, awards to executive officers as a group reflected (i) the Company's record revenues and earnings,
(ii) continued progress toward strategic goals such as continued market expansion and enhancements to the Company's management information systems,
(iii) the performance of the Company's Common Stock and (iv) changes in the Company's operating margin.

     Base Pay. Base pay is designed to be competitive with salary levels for comparable executive positions at other freight forwarding service companies and the Compensation Committee reviews such comparable salary information as one factor to be considered in determining the base pay for the Company's executive officers. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are that officer's responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance (measured against strategic management objectives such as maintaining customer satisfaction, strengthening market share, expanding the markets for the Company's services, enhancement of the Company's management information systems and the attainment of certain financial objectives). The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations and functions for which they are responsible. The Company's philosophy and practice is to place a significant emphasis on the incentive components of compensation.

     Annual Incentive Bonus. To establish baseline criteria for use in calculating the amount of cash bonuses paid to executive officers, the Company established a Five-Year Executive Incentive Plan in which each executive officer of the Company participates. Pursuant to this Plan, each executive officer of the Company is eligible to receive an annual cash bonus, the "target" level of which is set with reference to the Company-wide managers' bonus program and competitive conditions. These target levels are intended to motivate the Company's executives by providing bonus payments for the achievement of financial and operational goals within the Company's business plan. An executive receives a percentage of his target bonus, depending primarily upon the extent to which that executive has achieved the specific sales and operating goals for that executive that have been set by the Committee and the Board and included in the Five-Year Executive Incentive Plan. Although the Five-Year Executive Incentive Plan provides the Committee with specific criteria for use in determining bonuses, bonuses may exceed the target amount if the Company's performance in the judgment of the Committee exceeds the goals set forth in that Plan. Furthermore, the Committee may in its discretion consider business achievements and other criteria not set forth in the Five-Year Executive Incentive Plan in determining the final amount of the annual bonus to be paid to each executive officer. For the fiscal year ended September 30, 1998, Messrs. Crane and Seckel were paid 58% and Messrs. Talley and McVaney were paid 90% of their respective maximum "target" amounts pursuant to the Five-Year Executive Incentive Plan.

     Long-Term Equity-Based Compensation. Long-term equity-based compensation is tied directly to shareholder return. Under the Company's Long-Term Incentive Plan, long-term incentive compensation consists of stock options, which generally vest in twenty percent increments in each of the five years following the date of the grant, although vesting can be accelerated if deemed appropriate by the Committee. The exercise price of stock options granted is equal to the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of the Common Stock appreciates. Stock options are thus designed to align the interests of the Company's executives with those of its shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and each shareholder's return.

     In determining whether to grant executive officers stock options under the Plan, the Compensation Committee considers factors, including that executive's current ownership stake in the Company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those options would encourage the executive to remain with the Company, prior option grants (including the size of previous grants and the number of options held) and the value of the executive's service to the Company. Options under the Plan were granted to Messrs. Seckel, Talley and McVaney during the fiscal year ended September 30, 1998.

     Compensation of the Chief Executive Officer. In reviewing Mr. Crane's performance, the Committee focused primarily on the Company's performance in fiscal year 1998, including a 43% sales increase, a 7.7% operating margin and a 25% growth in earnings. The Committee compared these performance measures against the goals under the Five-Year Executive Incentive Plan of 25% annual sales increases and a 10% operating margin. Under the Five-Year Executive Incentive Plan, Mr. Crane's fiscal 1998 incentive multiple of 1.2%, when applied to Fiscal 1998 operating income of $31,660,688 (which is net of the effect of acquisitions), would have allowed for a maximum incentive bonus of $379,928. The Committee, however, took into account declines in the Company's Common Stock price during the year and the 7.7% operating margin in deciding to award Mr. Crane $220,518, which constituted 58% of such maximum amount.

Mr. Crane also received $15,000 under the Company's profit sharing plan, which was the maximum amount granted under that plan to any senior executive of the Company during fiscal 1998.

     Mr. Crane's position as the founder of and a major shareholder in the Company provides an effective long-term performance incentive tied directly to shareholder return. Accordingly, he received no stock option awards.

     Executive compensation is an evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy. Accordingly, the Committee reserves the right to alter its approach in response to changing conditions.

                                            The Compensation Committee

                                            William P. O'Connell
                                            Neil E. Kelley
                                            Frank J. Hevrdejs

SECTION 162(M) OF THE INTERNAL REVENUE CODE.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executed officers. As described above, options were granted to three executive officers in fiscal 1998. All options previously granted under the Company's Incentive Plan qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

EMPLOYMENT ARRANGEMENTS

     During the fiscal year ended September 30, 1998, the Company was a party to employment agreements with each executive officer listed below. The following chart shows the annual salaries that the executive officers listed therein will be paid by the Company.

NAME AND POSITION                                              ANNUAL SALARY
-----------------                                              -------------
James R. Crane..............................................     $521,066
  President, Chairman and
  Chief Executive Officer
Douglas A. Seckel...........................................     $125,000
  Secretary/Treasurer, Director
  and Chief Financial Officer
Ronald E. Talley............................................     $200,000
  Chief Operating Officer
John C. McVaney.............................................     $200,000
  Executive Vice President

     In addition to the base salaries set forth above, the Company expects to, subject to certain conditions, pay the executive an annual cash bonus pursuant to the terms of the Five-Year Executive Incentive Plan. The fiscal 1999 cash incentive under such plan, assuming all goals are met, is 1.08% of operating income for Mr. Crane and 0.36% of operating income for Mr. Seckel, Mr. Talley and Mr. McVaney. Each of the above employment agreements provides that it continues in effect until terminated by either the Company or the executive pursuant to its terms. Both the Company and the executive have the right to terminate the agreement upon advance written notice specified in such agreement, and the Company has the right to terminate the agreement for cause immediately upon notice of such termination. Each agreement includes a covenant of the executive not to compete with the Company during the term of the agreement and for a period specified in such agreement following its termination. The employment agreements for Messrs. Crane, Seckel, Talley and McVaney continue in effect for fiscal 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the fiscal year ended September 30, 1998, the Compensation Committee of the Board of Directors was comprised of Messrs. O'Connell, Kelley and Hevrdejs.

PERFORMANCE GRAPH

     The following graph presents a comparison of the yearly percentage change in the cumulative total return on the Common Stock over the period from November 30, 1995, the date of the Company's initial public offering, to September 30, 1998, with the cumulative total return of the S&P 500 Index and of the Dow Jones Air Freight/Couriers Index of publicly traded companies over the same period. The Dow Jones Air Freight/Couriers Index consists of the following companies:
Air Express International Corporation, Airborne Freight Corporation, Atlas Air, Inc., Expeditors International of Washington, Inc., FDX Corporation and the Pittston BAX Group (a tracking stock of the Pittston Company). The graph assumes that $100 was invested on December 1, 1995 in the Common Stock at its initial public offering price of $8.25 per share (as adjusted for a subsequent two-for-one stock split) and in each of the other two indices and the reinvestment of all dividends, if any.

     The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future financial performance.

                COMPARISON OF 34-MONTH CUMULATIVE TOTAL RETURN*
                 AMONG EAGLE USA AIRFREIGHT, INC., THE S&P 500
               INDEX AND THE DOW JONES AIR FREIGHT/COURIERS INDEX
CHART

                                                       EAGLE                                DOW
                                                        USA                              JONES AIR
               Measurement Period                   AIRFREIGHT,                           FREIGHT
             (Fiscal Year Covered)                      INC.            S&P 500           COURIERS
12/1/95                                                        100               100               100
9/96                                                        315.15            115.18            102.76
9/97                                                        406.06            161.76            193.86
9/98                                                        169.70            176.39            111.04

* $100 Invested on 12/01/95 in Stock or Index
  (Including Reinvestment of Dividends).

                                   PROPOSAL 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed, and recommends the approval of the appointment of, PricewaterhouseCoopers LLP, who have been the Company's auditors since 1991, as independent public accountants for the fiscal year ending September 30, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of PricewaterhouseCoopers LLP as the Company's auditors for 1999. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

OTHER BUSINESS

     As of the date of this proxy, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in the Company's proxy statement and form of proxy for the 2000 Annual Meeting of Shareholders must be received by the Company no later than September 13, 1999. However, if the date of the 2000 Annual Meeting of Shareholders changes by more than 30 days from the date of the 1999 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

     If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company's Bylaws. The Company's Bylaws provide generally that shareholders who wish to nominate directors or to bring business before a shareholders' meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Bylaws of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance). If the date of the 2000 Annual Meeting of Shareholders is the same as the date of the 1999 Annual Meeting of Shareholders, shareholders who wish to nominate directors or to bring business before the 2000 Annual Meeting of Shareholders must notify the Company no later than December 4, 1999.

                                            By Order of the Board of Directors

                                            LOGO

                                           Douglas A. Seckel
                                            Secretary

Dated: January 13, 1999
Houston, Texas

--------------------------------------------------------------------------------
 P
 R                    EAGLE USA AIRFREIGHT, INC.
 O       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 X        FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
 Y                        FEBRUARY 22, 1999

    The undersigned hereby appoints James R. Crane and Douglas A. Seckel, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the under signed is entitled to vote at the Annual Meeting of Shareholders of Eagle USA Airfreight, Inc. (the "Company") to be held on Monday, February 22, 1999, at the Corporate Headquarters of Eagle USA Airfreight, Inc. (located near George Bush Intercontinental Airport), 15350 Vickery Drive., Houston, Texas 77032, at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW AND FOR THE APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999.

    The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.

1. ELECTION OF DIRECTORS, NOMINEES:
   James R. Crane; Douglas A. Seckel; William P. O'Connell; Neil E. Kelley; Frank J. Hevrdejs; and Norwood W. Knight-Richardson as directors, except as indicated below; or
                         [ ]  FOR        [ ]  WITHHELD

  For, except vote withheld from the following nominee(s):

  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

2. APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999:

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

3. With discretionary authority as to such other matters as may properly come before the meeting.

                                                 Date:

-------------------------------------------------------------------------------,
                                                 1999

                                                 ------------------------------
                                                 (Signature)

                                                 ------------------------------
                                                 (Signature)

                                                 Sign exactly as name appears
                                                 hereon.
                                                 (Joint owners should each sign.
                                                 When signing as attorney,
                                                 executor, officer,
                                                 administrator, trustee, or
                                                 guardian, please give full
                                                 title as such.)

                  PLEASE SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY, USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------